Exhibit 99.1

AMP Holding/AMP Electric Vehicles Signs a Definitive Agreement with a Potential Value of Over $100M for the Supply of 1000 SUV Electric Vehicles to Northern Lights Energy (NLE) of Iceland

-- First Delivery Scheduled for May with Next Twenty Scheduled for Delivery in September --

Cincinnati, OH – April 19, 2011 – AMP Holding Inc. (OTCBB: AMPD), a company engaged in the emission-free electrification of OEM vehicles through its wholly owned subsidiary, AMP Electric Vehicles, Inc., announced today the signing of a definitive agreement with the Icelandic company Northern Lights Energy (NLE). The agreement, in fully executed form, would result in potential revenue to AMP in excess of one-hundred million ($100M) and positions AMP to be a leading supplier of electric sport utility vehicles (SUVs). The first NLE unit is scheduled to be delivered within thirty days with the next twenty vehicles scheduled for delivery in the September timeframe.

James Taylor, AMP’s CEO, states, “This order represents a major milestone in AMP’s efforts to develop an electric vehicle drive-train that will provide both efficient SUV performance along with an estimated range of 100 miles per charge. Our agreement with Northern Lights Energy validates the market interest in practical electric vehicles that can seat up to five people while providing the cubic foot storage advantages of SUVs. The NLE agreement exemplifies our marketing plans to supply electric SUVs to fleet and automotive distribution channels.”

AMP’s Chairman, Joseph Paresi, adds, “The rapidly expanding market for electric vehicles is driven by a number of political, economic and environmental factors.  AMP is well positioned to take advantage of this rising demand for alternate energy vehicles. For example, SUVs represent over twenty-five percent (25%) of all vehicle types purchased annually in the U.S. alone. AMP’s initial business plan is to capture a reasonable portion of the SUV market, less than one percent (1%) of annual SUV purchases. This agreement is a significant step forward with our plans which benefits from EV sales in both the United States and in key overseas markets like Iceland”.

AMP’s President and Founder, Steve Burns, stated, “Northern Lights Energy has been a visionary in the application and advantages of electric driven SUVs. We are extremely pleased to be working closely with NLE in the first large scale deployment of electric SUVs. This agreement represents a major advancement in transportation from conventional combustion engines and hybrid/extended range vehicles into effective SUV-size 100% electric vehicles.”

This final definitive agreement with NLE was previously noted in a press release of a Letter of Intent announcement in December 2010. While the initial territory is specific for Iceland, the agreement anticipates expansion throughout the Nordic region to include Finland, Sweden, Norway, Denmark and the Faroe Islands. The agreement also provides flexibility in the base SUV types. The initial deliveries include a Chevrolet Equinox EV (demonstration vehicle already shipped to Iceland) and Mercedes Benz ML EV models.  A potential contract expansion of additional models will be defined over the next ninety days.

As previously reported by news corp. Frettabladid, the project is part of a national campaign that aims for a large scale implementation of electric cars in Iceland. Iceland is very suitable venue for electric vehicles due to the fact that most of the country’s electricity is derived from a combination of hydro power and abundant geothermal resources, making the electric supply extremely economical versus expensive imported gasoline. According to Gisli Gislason, Chairman and CEO of Northern Lights Energy, “Fifty Icelandic companies and government offices, including the Ministry of the Environment, have signed up and will host electric vehicle charging and convert their fleets to electric vehicles”. Gislason further said that NLE is looking to sign up a total of three hundred companies. “We are very pleased to sign this EV SUV order and NLE anticipates that our agreement with AMP Electric Vehicles will lead to significant deliveries in Iceland and other countries within the Nordic region”.

 About AMP Holding Inc.
AMP was founded in 2007 by entrepreneurs who have created several hi-tech companies. Currently, the AMP team is comprised of top automotive industry veterans and business executives, as well as two key pioneers of GM's EV1 project.  AMP’s first all electric demonstration models were the Saturn Sky and the Chevrolet Equinox. Since its inception, AMP’s unique electrification technology has proven to be an idea that has generated an extreme amount of interest, with inquiries coming from around the world.  AMP’s intent is to electrify a range of OEM SUVs, and expects to announce new model additions in 2011.  The Company expects its vehicle electrification technology will provide new solutions to America's energy demands.

About Northern Lights Energy
Based in Reykjavik, Iceland, Northern Lights Energy is a company that operates in the energy and transportation sectors and is a leading electric vehicle service provider, offering full range of services in various integrated mobility packages to enable rapid and widespread adoption of electric vehicles.  NLE has initiated the Icelandic National EV Project involving a national consortium, various key stakeholders including municipalities and many of Iceland's largest and most influential companies. NLE aims to build a nationwide charging infrastructure in Iceland to accelerate the transition to electric vehicles and further utilize Iceland´s abundant renewable energy.

Forward-Looking Statements
Certain statements contained in this press release may constitute "forward-looking statements".  Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact.  Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors as disclosed in our filings with the Securities and Exchange Commission located at their website (http://www.sec.gov).  In addition to these factors, actual future performance, outcomes, and results may differ materially because of more general factors including (without limitation) general industry and market conditions and growth rates, economic conditions, and governmental and public policy changes.  The forward-looking statements included in this press release represent the Company's views as of the date of this press release and these views could change.  However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so.  These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date of the press release.

INFORMATION:
Investors: admin@ampelectricvehicles.com
Media:
Mike Dektas
Mike.dektas@ampelectricvehicles.com
(513) 266-3590

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